Exhibit 99.1

DAYSTAR TECHNOLOGIES RECEIVES NASDAQ LETTER OF REPRIMAND

Halfmoon, NY – (PR Newswire) – June 9, 2006 – DayStar Technologies, Inc. (NASDAQ: DSTI), a developer and manufacturer of innovative Photovoltaic Foil™ products, has received a letter of reprimand from the Listing Qualifications Department of The Nasdaq Stock Market. The Listing Qualifications Department determined that DayStar inadvertently failed to comply with Marketplace Rules 4350(c)(3)(A), 4350(c)(4)(A) and that it was unclear if DayStar violated Marketplace Rule 4350(d)(2) by virtue of its appointment of Dr. John Tuttle, DayStar’s Chairman, President and Chief Executive Officer, to the Committees of DayStar’s Board of Directors.

The Listing Qualifications Department determined that the failures did not appear to have been deliberate, that the Company promptly cured the non-compliance and that there is no pattern of non-compliance. The Listing Qualifications Department concluded that the Company inadvertently violated the Marketplace Rules. The Listing Qualifications Department considered the Letter of Reprimand the appropriate action to close the matter. DayStar is currently in compliance with each of these Marketplace Rules.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from computer component manufacturing. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies, Inc. undertakes no obligation to update such statements.

FOR MEDIA RELATIONS INQUIRIES, PLEASE CONTACT

Erica Dart, DayStar Technologies, Inc.

518-383-4600 or via email edart@daystartech.com

FOR INVESTOR RELATIONS INFORMATION, PLEASE CONTACT

Dodi Handy, Elite Financial Communications Group

407-585-1080 or via email dsti@efcg.net